Exhibit (d)(38)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement dated as of May 25, 2007 (“Amendment No. 2”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Wells Capital Management, Inc., corporation organized under the laws of the State of California (“Adviser”).

AXA Equitable and Adviser agree to modify the Amended and Restated Investment Advisory Agreement, dated as of August 1, 2006 (“Agreement”), for EQ Advisors Trust (“Trust”) as follows:

1. Removed Portfolio. All references to the EQ/Small Company Growth Portfolio of the Trust are hereby removed.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Wells Fargo Montgomery Small Cap Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		WELLS CAPITAL MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Brian K. Mulligan
	Steven M. Joenk Senior Vice President		Name: Brian K. Mulligan Title: Senior Managing Director

APPENDIX A

AMENDMENT NO. 2

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Related Portfolios	Annual Advisory Fee Rate*
EQ/Wells Fargo Montgomery Small Cap Portfolio	0.60% of the Portfolio’s average daily net assets up to and including $100 million; 0.55% of the Portfolio’s average daily net assets in excess of $100 million up to and including $200 million; and 0.50% of the Portfolio’s average daily net assets in excess of $200 million.

***	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.